IKON Office Solutions, Inc.
Discontinued Operations - Selected Financial Information
March 31, 2005
(in thousands, except per share data)

PRELIMINARY AND UNAUDITED

	Q205	Q105	Q404	Q304	Q204	Q104

Total revenue	$8,555	$11,524	$10,696	$13,804	$11,416	$11,927

Cost of sales	$8,071	$8,474	$8,299	$10,279	$8,421	$8,817

Net loss	$(8,675)	$(1,126)	$(1,638)	$(809)	$(1,180)	$(988)

Basic loss per common share	$(0.06)	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.01)

Diluted loss per common share	$(0.06)	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.01)

Basic Weighted Average Common Shares Outstanding	140,404	141,477	144,955	147,657	147,453	146,503
Diluted Weighted Average Common Shares Outstanding	142,505	143,951	166,891	150,531	170,901	169,167